Exhibit 10.1

PHR TCI,LLC	June 12, 2023

Dear Sir/Madam,

Our Reference: 478886

Re: USD 15,092,000.00 Interest Rate Swap Transaction

UTI: 213800P77LZ13RWWOW70DRMSV1Q0EKMEXLAU1P80478886

The purpose of this document (this "Confirmation") is to set forth the terms and conditions of the transaction entered into between Citizens Bank, National Association ("Citizens") and PHR TCI, LLC (the "Counterparty") on the Trade Date specified below (the "Transaction"). This document will constitute a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2021 ISDA Interest Rate Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Counterparty and Citizens as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of August 15, 2018 between Counterparty and Citizens as the same may be amended and supplemented from time to time (the "Agreement").

In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount	USD 15,092,000.00
Trade Date	June 12, 2023
Effective Date	August 15, 2023
Termination Date	August 15, 2024
Fixed Amounts
Fixed Rate Payer	Counterparty
Fixed Rate Payer Payment Dates	The 1st day of each month in each year, commencing September 1, 2023 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate	5.13%
Fixed Rate Day Count Fraction	Actual/360
Business Days for Fixed Amounts	New York
Floating Amounts
Floating Rate Payer	Citizens
Floating Rate Payer Payment Dates	The 1st day of each month in each year, commencing September 1, 2023 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Option	USD-SOFR
Designated Maturity	1 Day
Floating Rate for Initial Calculation Period	N/A
Spread	N/A
Floating Rate Day Count Fraction	Actual/360
Compounding	Not Applicable
Averaging	Averaging with Lookback
Lookback Period(r)	5 Applicable Business Days
Reset Dates	The last day of each Calculation Period.
Rate Reset Calendar	U.S. Government Securities Business Days
Business Days for Floating Amounts	New York
Calculation Agent	Citizens

Other Details
N/A

Account Details
Payments to the Counterparty:
Bank Name:	CITIZENS BANK N.A.
Account Number:	XXXXXX:1044
Account Name:	PHR TCI, LLC
ABA Number:	XXXXX0120

Offices

The Office of Citizens for the Transaction is :	Boston
The Office of the Counterparty for the Transaction is :	Not Applicable

Each party represents to the other party on the Trade Date of this Transaction that (in the absence of a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):-

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction, no communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

This Confirmation is in final form and supersedes all previous Confirmations and communications in respect of this Transaction. No hard copy will follow.

In the event that you disagree with any part of this Confirmation, please notify us via the contact details below, so that the discrepancy may be quickly resolved. All inquiries regarding confirmations, payments and/or rate re-settings should be sent to:

Citizens Ban1c, National Association

One Citizens Drive

Riverside,RI 02915

Attn:     Interest Rate Risk Management

Phone  (866)999-0073

Fax        401-282-7718

We are pleased to have completed this Transaction and look forward to dealing with you again in the near future.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us via fax at the number listed above.

For and on behalf of Citizens Ban1c, National Association

/s/ James McKenna
Name: James McKenna
Title: SVP

PHR TCI, LLC

By:	/s/ James Procaccianti
Name: James Procaccianti
Title: Authorised signatory